Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Actinium Pharmaceuticals, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

The amount of the total stock this Corporation is authorized to issue is 450,000,000 shares with a par value of $0.001 per share.

(a) Common Stock. The aggregate number of shares of Common Stock which the Corporation shall have the authority to issue is 400,000,000 shares at a par value of $0.001 per share. (see attached)

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of February, 2018.

By:	/s/ Sandesh Seth
Authorized Officer
Title:	Chairman of the Board & CEO
Name:	Sandesh Seth
Print or Type

(b) Preferred Stock. The aggregate number of shares of Preferred Stock which the Corporation shall have the authority to issue is 50,000,000 shares, par value $0.001, which may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Board of Directors of the Corporation.

(c) Preemptive Rights. No stockholder of the Corporation shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock of the Corporation.